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                                                                  EXHIBIT (4)(a)


                         FAMILY LIFE INSURANCE COMPANY
                     Park Place, Seattle, Washington 98101


FAMILY LIFE INSURANCE COMPANY will make monthly annuity payments for the life of the Annuitant or as otherwise provided in this contract. Payments will be made to the Owner starting on the annuity date.

This is a legal contract between you and us. Please read the contract carefully. ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

TEN DAY RIGHT TO REVIEW CONTRACT. You may cancel this contract within ten days after its receipt. Simply return or mail it to us or our agent. Within seven days we will refund the greater of the contract value or all of your premiums.

                               TABLE OF CONTENTS


SECTION                                                                                                          PAGE
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.  PREMIUMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

2.  THE VARIABLE ACCOUNT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

3.  FIXED ACCOUNT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

4.  CHARGES AND DEDUCTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

5.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

6.  PAYMENT AT DEATH  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

7.  WITHDRAWALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

8.  LOAN PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

9.  ANNUITY PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

10.  VARIABLE ACCOUNT ANNUITY PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

11.  FIXED ACCOUNT ANNUITY PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

12.  ANNUITY OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

13.  ANNUITY OPTION TABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16





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                                  DEFINITIONS


         1. FIXED ANNUITY: A series of periodic payments of predetermined amounts that do not vary with investment experience.

         2. VARIABLE ANNUITY: A series of periodic payments that vary in amount according to investment experience.

         3. ANNUITANT: Annuity payments may depend upon the continuation of life of a person. That person is called an annuitant. The Annuitant for this contract is named on the schedule page.

         4. ANNUITY DATE: The date on which annuity payments are to start.

         5.      PREMIUMS:  The money you pay us for this contract.

         6. CONTRACT VALUE: The sum of the value of your Fixed Account and your interest in the Variable Account.

         7. ACCUMULATION UNIT. An index used to compute the value of your interest in the Variable Account prior to the annuity date.

         8. ANNUITY UNIT: An index used to compute variable annuity payments made from the Variable Account.

         9. QUALIFIED PLAN: A retirement plan that receives favorable tax treatment under Section 401, 403, 404, 408, 457 or any similar provision of the Internal Revenue Code.

         10. NONQUALIFIED PLAN: A retirement plan other than a qualified plan.

         11. OWNER: The person entitled to exercise all nights under the contract. In this contract, "you" means Owner.

         12. CONTINGENT OWNERS: The person who is to become Owner at death of the prior Owner.

         13. CO-ANNUITANTS: If two persons are named as Co-Annuitants on the schedule page, then wherever used in this contract: "Annuitant" means the Co-Annuitants; death of the Annuitant refers to death of both Co-Annuitants; and age of the Annuitant refers to age of the order Co-Annuitant. The Co-Annuitants are joint owners, and each is the Contingent Owner of the other's interest in this contract. No other Contingent Owner may be named. Only Options 1, 2 and 6 are available annuity





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options while both Co-Annuitants are alive, and Option 6 will apply if no annuity option is chosen.

         14. DEBT: The balance of any loan under Section 8, plus accrued interest.





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                                  1.  PREMIUMS

         1.1 MINIMUM PREMIUMS: The minimum premium is $300 for nonqualified plans and $10 for qualified plans. Premiums may be paid at any time without prior notice to us.

         1.2 NO DEFAULT: The contract will not be in default even if no further premiums are paid. The contract will continue in force unless the full contract value is withdrawn.

         1.3 PREMIUM ALLOCATION: Your premiums will be allocated to the Fixed Account or the sub-accounts of the Variable Account as you direct.

         1.4 ACCOUNT TRANSFERS: Upon notice to us, you may transfer all or part of your contract value amount the Fixed Account and the sub-accounts of the Variable Account, except as limited by Section 8. No transfers may be made between the Fixed Account and the Variable Account within 6 months after the date of issue. Transfers between the Fixed Account and the Variable Account must be at least 6 months apart. No transfers may be made between the Fixed Account and Variable Account after the Annuity Date. No transfer between sub-accounts of the Variable Account may be made within 30 days after the date of issue. Transfers between sub-accounts of the Variable Account must be at least 30 days apart.

                            2.  THE VARIABLE ACCOUNT

         2.1 THE VARIABLE ACCOUNT: The Variable Account is named on the schedule page. It is a separate investment account of Family Life Insurance Company. Assets allocated to the Variable Account remain our property but are not subject to claims arising out of other business we may conduct.

         2.2 ELIGIBLE MUTUAL FUNDS: current eligible mutual funds are shown on the schedule page. For each eligible mutual fund there is one sub-account for qualified plans and one sub-account for nonqualified plans. No transfer may be made between qualified and nonqualified sub-accounts.

         2.3 SUBSTITUTION OF INVESTMENTS: We may at our discretion substitute a different mutual fund for any of the mutual funds shown on the schedule page. Such substitution may be made with respect to existing investments and the investment of future premiums.

         2.4 NUMBER OF ACCUMULATION UNITS: For each sub-account of the Variable Account, the number of your Accumulation Units is the sum of:





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                 Each premium allocated to the sub-account;
                          Divided by
                 The value of an Accumulation Unit for that sub-account for the valuation period in which we received the premium.

The number will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the valuation period in which we receive all requirements for the transaction, as appropriate.

         2.5 VALUE OF EACH ACCUMULATION UNIT: For each sub-account of the Variable Account, the value of an Accumulation Unit was arbitrarily set at $10 when the sub-account was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

                 The value of an Accumulation Unit for the last prior valuation period.
                          Multiplied by
                 The Net Investment Factor for that sub-account for the current valuation period.

         2.6 NET INVESTMENT FACTOR: This is an index used to measure the investment performance of a sub-account of the Variable Account from one valuation period to the next. For any sub-account, the Net Investment Factor for a valuation period is found by dividing (a) by (b) and subtracting (c):

                 Where (a) is:

                          The net asset value per share of the mutual fund held in the sub-account, as of the end of the valuation period;
                                  Plus
                          The per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period;

                 Where (b) is:

                          The net asset value per share of the mutual fund held in the sub-account as of the end of the last prior valuation period;

                 Where (c) is:

                          The sum of the daily expense risk charge and the daily mortality risk charge. See Section 4. On an annual basis, the sum of such charges for nonqualified plans equals 1.3% of the daily net





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                          asset value of the Separate Account.  For qualified
                          plans the sum is 1.0% on the same basis.

We may adjust the Net Investment Factor to make provision for any change in tax law that requires us to pay tax on capital gains in the Variable Account.

         2.7 VALUATION PERIOD: This is the interval from one valuation day of an eligible mutual fund to the next day. It is measured from the time each day at which each mutual fund is valued.

                               3.  FIXED ACCOUNT

         3.1 FIXED ACCOUNT VALUE: Your Fixed Account value is the sum of all your premiums allocated to the Fixed Account, as adjusted for credited interest, transfers, withdrawals, payments under annuity options and charges. Interest will be credited on your Fixed Account value from date of our receipt of funds to date of our disbursement.

         3.2 INTEREST: Prior to the annuity date interest will be credited on your Fixed Account value at a guaranteed annual rate of 4.5%. We may also credit additional interest at our discretion at a rate determined for each calendar year. We guarantee that rate for the full calendar year. We will notify you of the rate at the start of each year.

                           4.  CHARGES AND DEDUCTIONS

         4.1 CONTRACT ADMINISTRATION CHARGE: This charge of $30 will be deducted on each contract anniversary that occurs on or prior to the annuity date. It will also be deducted when the contract value is withdrawn in full if withdrawal is not on a contract anniversary. This charge will never increase.

         4.2 VARIABLE ACCOUNT EXPENSE RISK CHARGE. This charge is made to compensate us for guaranteeing that the contract administration charge will never increase. For Nonqualified Plans, on an annual basis it equals 0.5% of the daily net asset value of the Variable Account. For Qualified Plans, it is 0.2% on the same basis. This charge does not apply to contract values in the Fixed Account.

         4.3 VARIABLE ACCOUNT MORTALITY RISK CHARGE: This charge is made to compensate us for the mortality guarantees we make under this contract. On an annual basis it equals 0.8% of the daily net asset value if the Variable Account. This charge does not apply to contract values in the Fixed Account.





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         4.4     CONTINGENT DEFERRED SALES CHARGE.  This charge may be deducted upon withdrawal of the contract value in whole or in part.  See Section 7.

         4.5 PREMIUM TAXES. Any premium taxes imposed by a state or other government will be deducted at the annuity date.

         4.6 PAYMENT OF DEDUCTIONS: The expense risk charge and the mortality risk charge will be computed and deducted from each sub-account of the Variable Account for each day the contract is in force. Other charges will be deducted from the Fixed Account and from each sub-account of the Variable Account in the ratio of your interest in each to your contract value; however, if a loan is outstanding under Section 8, no part of the Contingent Deferred Sales Charge will be deducted from the loan security reserve except in the case of a withdrawal from the loan security reserve under Section 8.4 or 8.5 to repay the loan.

                             5.  GENERAL PROVISIONS

         5.1 BENEFICIARY: A beneficiary is the person who is to receive payment under Section 6 on death of the Annuitant or Owner, as applicable. If the Owner is not the Annuitant, you may, if you desire, name one beneficiary to receive payment on death of the Owner ("Owner's Beneficiary") and a different beneficiary to receive payment on death of the Annuitant ("Annuitant's Beneficiary"). If the Owner is the Annuitant, then the Owner's Beneficiary must be the same person as the Annuitant's Beneficiary. See Section 6.

You choose the beneficiary in the application. You may charge the Annuitant's Beneficiary while the Annuitant is alive. You may change the Owner's Beneficiary while the Owner is alive.

You may name a beneficiary irrevocably. If you do so, a change can be made later only with the beneficiary's written consent.

If a beneficiary does not survive the deceased, the estate or heirs of such beneficiary have no rights under this contract. If no beneficiary survives the deceased, payment will be made to you or your estate.

         5.2 OWNERSHIP OF CONTRACT: Unless another owner is named in the application or an endorsement, the Annuitant is the Owner.

Only an Owner who is not the Annuitant may name or change a Contingent Owner, except that an Owner who is also the Annuitant may name his or her spouse as Contingent Owner.

Upon notice to us you may assign the contract to a new owner. The assignment cancels a designation of Contingent Owner. It does not change the beneficiary.





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         5.3     COLLATERAL ASSIGNMENT:  Upon notice to us you may make a
collateral assignment. It does not change contract ownership. The rights of an assignee have priority over the rights of a beneficiary.

         5.4 NOTICES, CHANGES AND CHOICES. To be effective, all notices, changes and choices you may make under this contract must be in writing, signed and received by us at our home office, except that account transfers may be made by telephone. If acceptable to us, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless we have already acted in response on the prior status. We are not responsible for their validity.

         5.5 RESTRICTIONS OF QUALIFIED PLANS: If this contract is issued pursuant to a qualified plan, it may not be assigned, pledged or transferred unless permitted by law.

         5.6 MISSTATEMENT OF AGE OR SEX: If the age or sex of the Annuitant or a joint annuitant is misstated, annuity payments will be adjusted to reflect the correct age and sex. Any amount we have overpaid as the result of such misstatement will be deducted from the next payments due under this contract. Interest on the overpayment will be charged at the rate of 6% per year. Any amount we have underpaid will be paid in full with the next payment due under this contract. We will pay interest on the underpayment at the rate of 6% per year.

         5.7 PROOF OF AGE, SEX OR SURVIVAL: We may require satisfactory proof of age, sex or survival of any person on whose continued life any payment under this contract depends.

         5.8     INCONTESTABILITY:  We will not contest this contract.

         5.9 THE CONTRACT: This contract, its attached application and any endorsements are the entire contract. It is issued in consideration of the application and payment of the first premium.

Only our President, a Vice President, Secretary or Assistant Secretary may change the contract. Any change must be in writing.

At any time we may make such changes in this contract as are required to make it conform with any law, regulation or ruling issued by a government agency.

         5.10 NONPARTICIPATING: This contract is nonparticipating. It does not share in our surplus.

         5.11 DATES: Contract years and anniversaries are measured from the Date of Issue.





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         5.12    CONTRACT PAYMENTS:  All sums payable to or by us are payable at our home office. We may require return of this contract prior to making payment. Paid-up annuity benefits, contract withdrawal values and death benefits are not less than the minimum required by any statute of the state in which the contract is delivered.

         5.13 PROTECTION OF PROCEEDS: Payments under this contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, payments are not subject to legal process for debts of a payee.

         5.14 PERIODIC REPORTS: At least once a year prior to the annuity date we will furnish you a report of your contract value. For the Variable Account it will set forth the current number of Accumulation Units, the value per Accumulation Unit and the total account value. Each person with voting rights in the Variable Account will be furnished reports required by the Investment Company Act of 1940.

                              6.  PAYMENT AT DEATH

                              6.1  DEATH OF OWNER

                 (Including an Annuitant Who is Also an Owner)

                 6.1.1 DEATH PRIOR TO ANNUITY DATE: On death of an Owner prior to the annuity date, we will pay to the Owner's Beneficiary the death benefit representing such Owner's interest in the contract, unless Section
6.1.3 is chosen.  The death benefit is the greater of:

                          (a) The sum of all your premiums, adjusted for withdrawals and related charges; or

                          (b) The contract value as of the date we receive due proof of death at our home office.

Payment will be made in a lump sum unless Section 6.1.2 or Section 6.1.3 is chosen.

                 6.1.2 ANNUITY OPTION: If the Owner's Beneficiary is the surviving spouse of the decreased Owner, he or she may choose to receive payments under any of the annuity options of this contract. For any other Owner's Beneficiary, only those options are available that provide for full payment of such Owner's interest in the contract:

                          (a) Within five years of the date of such Owner's death;

                          (b) Over the lifetime of the new owner of this contract, or





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                          (c)     Over a period that does not exceed the life
                                  expectancy, as defined by Internal Revenue
                                  Service regulations, of the new owner of this contract.

Subparagraphs (b) and (c) apply only to individuals, and such payments must start within one year of the date of such Owner's death. For Qualified Plans, any annuity option chosen must meet the requirements of the Internal Revenue Code.

                 6.1.3 CONTRACT CONTINUATION OPTION: If the surviving spouse of the deceased Owner is the Owner's Beneficiary and is also the Contingent Owner, such spouse may choose to continue this contract in force on the same terms as before such Owner's death, and the spouse shall thereafter be the Annuitant. This option is also available if the surviving spouse and the deceased spouse were Co-Annuitants.

                 6.1.4 ROLLOVER OPTION: If all or part of a lump sum payment under Section 6.1.1 is used within 30 days as the premium for a new contract issued to the Owner's Beneficiary on the same form as this contract, then the new contract will be deemed a continuation of this contract in computing withdrawal charges under the new contract.

                 6.1.5    DEATH AFTER ANNUITY DATE:  See Section 12.8.


                  6.2  DEATH OF ANNUITANT WHO IS NOT AN OWNER

                 6.2.1 DEATH BEFORE THE ANNUITY DATE: On death prior to the annuity date of an Annuitant who is not an Owner, we will pay to the Annuitant's Beneficiary the greater of:

                          (a) The sum of all your premiums, adjusted for withdrawals and related charges; or

                          (b) The contract value as of the date we receive due proof of death at our home office.

Payment will be in a lump sum unless one of the annuity options is chosen. If this contract is owned by a corporation or other non-individual, only those options are available that provide for full payment within 5 years of the Annuitant's death. Such payments must start within one year of the Annuitant's death.

                 6.2.2    ROLLOVER OPTION:  If all or part of a lump sum under
Section 6.2.1 is used within 30 days as the purchase payment for a new contract issued to the Annuitant's Beneficiary on the same form as this contract, then the new contract will be deemed a continuation, of this contract in computing withdrawal charges under the new contract.





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                 6.2.3    DEATH AFTER THE ANNUITY DATE:  See Section 12.8.

                     6.3  DEATH OF BOTH OWNER AND ANNUITANT

                 6.3.1 ONE PAYMENT ONLY: Payment will be made pursuant to either Section 6.1.1. or 6.2.1, but not both, according to whichever first becomes applicable.

                 6.3.2 SIMULTANEOUS DEATH: If an Owner is not also an Annuitant, then in the event of death of both the Owner and the Annuitant under circumstances in which it cannot be determined who died first, payment will be made 50% to the Owner's Beneficiary pursuant to Section 6.1.1 and 50% to the Annuitant's Beneficiary pursuant to Section 6.2.1.

                                7.  WITHDRAWALS

         7.1 WITHDRAWALS. Subject to Section 8, you may withdraw all or part of the contract value, less any charges. Notice to us must be received prior to the earlier of the annuity date or the death of the Annuitant. For full withdrawal, this contract must be surrendered to our home office. For partial withdrawals, the withdrawal must be at least $500, and the remaining contract value must be at least $500.

         7.2 CONTINGENT DEFERRED SALES CHARGE: This charge will be made at withdrawal. It will be the lesser of:

                 (a) 5% of the sum of the premiums paid within 7 years prior to the date of withdrawal, adjusted for any prior withdrawals; or

                 (b)      5% of the amount withdrawn.

The cumulative sum of such charges made within 7 years prior to the date of withdrawal will never be more than 5% of the sum of all premiums paid during the same period.

No charge will be made for such part of the first withdrawal in a contract year as does not exceed 10% of the sum of premiums paid prior to the date of withdrawal.

In computing the charge, withdrawals will be deemed made first from premiums on a first-in, first-out basis and then from any gain in contract value.

         7.3 PAYMENT OF WITHDRAWALS. Unless you notify us otherwise, partial withdrawals will be deducted from the Fixed Account and each sub-account of the Variable Account int he ratio of your interest in each to your contract value. Withdrawals will be based on values for the valuation period in which the





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notice (and contract if required) is received at our home office.  We may defer withdrawals from the Fixed Account for up to 6 months. Payment of Variable Account withdrawals will be made within 7 days, but we may defer payment if:

                 (a)      The New York Stock Exchange is closed;

                 (b)      Trading on the New York Stock Exchange is restricted;

                 (c) An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or

                 (d) The Securities and Exchange Commission by order so permits for the protection of security holders.

Conditions (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

                              8.  LOAN PROVISIONS

         8.1 CONTRACT LOANS: If this contract was issued in connection with a qualified plan under Section 401(a) or 403(b) of the Internal Revenue Code, you may borrow money from us using this contract as security. The loan may not exceed 75% of your Fixed Account value on the date of the loan. Only one loan may be outstanding at any time. The minimum loan amount is $1,500. We may require a signed loan agreement. We have the option to delay making a loan for up to six months. YOU ARE CAUTIONED THAT IN SOME CASES A LOAN MAY HAVE FEDERAL INCOME TAX CONSEQUENCES. YOU SHOULD CONSULT YOUR TAX ADVISOR BEFORE REQUESTING A LOAN.

         8.2 LOAN SECURITY RESERVE: On the date a loan is made, part of your Fixed Account value, equal to 133 1/3% of the loan amount, will be designated as a loan security reserve. The loan security reserve may not be transferred to the Variable Account nor may it be withdrawn.

         8.3 INTEREST: Interest on the loan will accrue at the rate of 6.5% per year. It is due and payable on each anniversary of the loan. If interest is not paid when due, it will be added to the loan and will bear interest at the same rate. On that part of your Fixed Account value that is equal to your debt, we will credit interest at an annual rate of only 4.5%.

         8.4 LOAN REPAYMENT: You may make full or partial repayment of your debt at any time, either by check or by authorizing us to withdraw the amount of your debt and any applicable Contingent Deferred Sales charge from the loan security reserve. no loans, withdrawals or transfers from the Fixed Account may be made within 60 days after a loan has been repaid by check. Your debt will be deducted from any payment made by reason of the death of an Annuitant or Owner or upon any surrender of the contract.





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         8.5     DUE DATE AND DEFAULT.  Your debt must be repaid on the
earliest of (a) the fifth anniversary of the date of the loan, (b) 60 days prior to the annuity date if repaid by check, or (c) the annuity date if repaid by withdrawal from the loan security reserve. If not repaid when due, we will withdraw from the loan security reserve an amount equal to the sum of your debt and any Contingent Deferred Sales Charge applicable to such withdrawal. Any income tax withholding required by Internal Revenue Service regulations will also be deducted from the loan security reserve.

                             9.  ANNUITY PROVISIONS

         9.1 ANNUITY DATE: The annuity date must be on the first day of a month. It may not be later than the first day of the next month after the Annuitant's 85th birthday. If you have not chose an annuity date, it will be the first day of the next month after the Annuitant's 75th birthday. You may change the annuity date up to 30 days prior to the annuity date.

         9.2 ANNUITY OPTIONS. If you have not chose an annuity option. Option 4 will apply with a 10-year guarantee period. You may change options only up to 30 days prior to the annuity date. You may choose one option for the Fixed Account and one option for the Variable Account. An option not set forth in the contract may be chosen if acceptable to us.

         9.3 MINIMUM ANNUITY PAYMENT. If the net contract value to be applied at the annuity date is less than $5,000, we may pay such amount in a lump sum. If any payment would be less than $50, we may change the frequency so payments are at least $50 each.

                     10.  VARIABLE ACCOUNT ANNUITY PAYMENTS

         10.1 FIRST VARIABLE ANNUITY PAYMENT: Applicable premium taxes imposed by a state or other government will be deducted from the value of your interest in the Variable Account at the annuity date. The remaining value will be applied to the annuity table for the option chosen. Only Options 2, 3, 4 and 6 are available in the Variable Account. The annuity tables show the amount of the first payment for each $1,000 so applied, according to the age and sex at the annuity date. The tables are based on the 1983 Table "a" for Individual Annuity Valuation with interest at 4%.

         10.2 NUMBER OF VARIABLE ANNUITY UNITS: The number of units for each sub-account you have chose is:

                 The amount of the first monthly variable annuity payment attributable to that sub-account;

                          Divided by

                 The value of an Annuity Unit for the sub-account as of the annuity date.

The number is fixed except for adjustments for sub-account, transfers. Adjustments will be made as of the valuation date in which we receive all requirements for the transfer, as appropriate.

         10.3 VALUE OF EACH ANNUITY UNIT: For each sub-account, the value of an Annuity Unit was arbitrarily set at $10 when the sub-account was established. The value may increase or decrease from one valuation period to the next. For any valuation period that value is:

                 The value of an Annuity Unit for the last prior valuation period;

                          Multiplied by

                 The Net Investment Factor for that sub-account for the current valuation period;

                          Multiplied by

                 An interest factor to neutralize the assumed investment rate of 4% built into the annuity tables.

         10.4 SUBSEQUENT VARIABLE ANNUITY PAYMENTS: Payments after the first will vary in amount according to the investment performance of the sub-account of sub-accounts you have chosen. The amount may change from month to month. The amount may change from month to month. The amount of each subsequent payment is the sum of:

                 The number of Annuity Units for each sub-account;

                          Multiplied by

                 The value of an Annuity Unit for that sub-account for the valuation period in which payment is due.

We guarantee that subsequent annuity payments will not be affected by variations in our expenses or mortality experience.

                      11.  FIXED ACCOUNT ANNUITY PAYMENTS

         11.1 AMOUNT OF ANNUITY PAYMENTS: Applicable premium taxes imposed by a state or other government will e deducted from your fixed Account value at the annuity date. The remaining value will be applied to the annuity option chose at our current annuity rates, which will be furnished on request. The rates will assume interest of not less than 4%. They will not be less favorable than those shown in the annuity tables in this contract. The tables show the minimum guaranteed amount of each monthly payment for each $1,000 so applied, according to age and sex at the annuity date. The tables are based on the 1983 Table "a" for Individual Annuity Valuation with interest at 4%.

                              12.  ANNUITY OPTIONS

         (*Only Options 2, 3, 4 and 6 are available in the Variable Account)

         12.1 OPTION 1 - PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until your Fixed Account value is exhausted. The term over which such payments are made must be at least 5 years.

         *12.2   OPTION 2 - PAYMENTS FOR A FIXED PERIOD.  Payments will be made for the period chosen. The period must be at least 5 years. With respect to the Variable Account only, this Option 2 is not available until 3 years after the last premium payment is made for this contract, and you may at any time choose to receive in a lump sum the present value of the remaining payments commuted at 6.5% interest.

         *12.3   OPTION 3 - LIFE ANNUITY:  Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

         *12.4   OPTION 4 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 or 20
YEARS: Payments will be made for the guaranteed period chose (10 or 20 years) and as long thereafter as the Annuitant lives.

         12.5    OPTION 5 - LIFE WITH GUARANTEED RETURN OF FIXED ACCOUNT VALUE:
Payments will be made until the sum of the annuity payments equals the Fixed Account value at the annuity date, and as long thereafter as the Annuitant lives.

         *12.6   OPTION 6 - JOINT AND SURVIVOR LIFE ANNUITY:  Payments will be made during the lifetimes of the Annuitant and a designated second person. The amount of such payments will not change by reason of the death of the first joint annuitant to die.

         12.7 OPTION 7 - QUALIFIED PLAN OPTION: This option is available only for Qualified Plans. Annuity payments may be based on (a) the life expectancy of the Annuitant, (b) the joint life expectancy of the Annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the Annuitant dies before the annuity date. Payments will be made annually. Each annual payment will be qual to your fixed Account value on that January 1 divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the annuity date. Interest will be credited at our current rate for this option. The rate will not be less than 4%. On death of the measuring life or lives prior to full distribution of the Fixed Account value, the remaining Fixed Account value will be paid to the beneficiary in a lump sum.

         12.8 DEATH OF ANNUITANT: On death of the Annuitant while guaranteed amounts remain unpaid under Option 1, 2, 4 or 5, the beneficiary may choose either:

                 (a) To have the payments continued for the amount or period guaranteed; or

                 (b) To receive the present value of the remaining guaranteed payments in a lump sum.

If a beneficiary dies while guaranteed amounts remain unpaid, the present value will be paid in a lump sum to the beneficiary's estate.

Present values will be computed at the interest rate that was used to compute the amount of the initial annuity payment.

         12.9 PAYMENT: Except for Option 7, payment will be made on the first day of each month starting with the annuity date, but prior to the annuity date you may choose a less frequent payment interval instead. The amount of each payment on an annual, semiannual or quarterly basis will be not less than the monthly payment computed from the annuity tables in this contract multiplied by the appropriate factor:

                 Annual                    Semiannual               Quarterly
                 ------                    ----------               ---------
                 11,787                       5.951                   2.990

                          13.  ANNUITY OPTION TABLES

                              MINIMUM FIRST MONTHLY ANNUITY PAYMENT FOR EACH $1,000 APPLIED UNDER OPTION
                                                OPTION 2 (Payments for a Fixed Period)
                   ------------------------------------------------------------------------------------------------
                       Years            Each            Years            Each            Years            Each
                      Payable         Payment          Payable         Payment          Payable          Payment
                   ------------------------------------------------------------------------------------------------
                         6             15.56             11              9.31              16             7.00
                         7             13.59             12              8.69              17             6.71
                         8             12.12             13              8.17              18             6.44
                         9             10.97             14              7.72              19             6.21
                        10             10.06             15              7.34              20             6.00
                   ------------------------------------------------------------------------------------------------

                           OPTION 3 (Life Annuity), OPTION 4 (Life Annuity with 10 or 20 Years Guaranteed)
                                       and OPTION 5 (Return of Fixed Account Value Guaranteed)
      --------------------------------------------------------------------------------------------------------------------------
        *Adjusted   Life     10 Years   20 Years     Return of     *Adjusted     Life    10 Years    20 Years      Return of
        Male Age   Annuity Guaranteed  Guaranteed  Account Value   Female Age  Annuity  Guaranteed  Guaranteed   Account Value
      --------------------------------------------------------------------------------------------------------------------------
           56         5.39       5.29        5.00           5.13       56         4.92        4.87        4.73            4.77
           57         5.49       5.38        5.06           5.21       57         5.00        4.95        4.79            4.85
           58         5.61       5.48        5.12           5.30       58         5.09        5.03        4.85            4.92
           59         5.73       5.59        5.18           5.40       59         5.19        5.12        4.91            5.00
           60         5.86       5.70        5.24           5.50       60         5.29        5.22        4.98            5.09

           61         6.00       5.82        5.31           5.60       61         5.40        5.32        5.05            5.18
           62         6.15       5.95        5.37           5.72       62         5.52        5.42        5.11            5.27
           63         6.32       6.08        5.43           5.83       63         5.65        5.53        5.18            5.37
           64         6.49       6.21        5.48           5.96       64         5.78        5.65        5.25            5.48
           65         6.68       6.35        5.54           6.09       65         5.92        5.77        5.32            5.59
           66         6.88       8.50        5.59           6.23       66         6.08        5.90        5.39            5.71
           67         7.09       6.65        5.64           6.38       67         6.24        6.04        5.45            5.83
           68         7.31       6.81        5.69           6.53       68         6.42        6.19        5.51            5.97
           69         7.56       6.97        5.73           6.69       69         6.61        6.34        5.58            6.11
           70         7.82       7.14        5.77           6.86       70         6.81        6.50        5.63            6.26
           71         8.09       7.31        5.81           7.04       71         7.04        6.67        5.69            6.42
           72         8.39       7.48        5.84           7.23       72         7.28        6.84        5.73            6.59
           73         9.71       7.65        5.87           7.43       73         7.54        7.02        5.78            6.77
           74         9.05       7.83        5.89           7.64       74         7.83        7.21        5.82            6.97
           75         9.41       8.00        5.91           7.86       75         8.14        7.40        5.85            7.17

           76         9.81       8.17        5.93           8.10       76         8.47        7.60        5.88            7.39
           77        10.23       8.34        5.95           8.34       77         8.83        7.80        5.91            7.62
           78        10.68       8.50        5.96           8.60       78         9.23        7.99        5.93            7.86
           79        11.16       8.66        5.97           8.87       79         9.65        8.19        5.94            8.13
           80        11.68       8.81        5.98           9.16       80        10.12        8.38        5.96            8.40

           81        12.23       8.95        5.99           9.45       81        10.62        8.57        5.97            8.69
           82        12.81       9.09        5.99           9.76       82        11.16        8.74        5.98            9.01
           83        13.44       9.21        5.99          10.09       83        11.76        8.91        5.99            9.34
           84        14.09       9.32        6.00          10.44       84        12.39        9.06        5.99            9.68
           85        14.79       9.43        6.00          10.78       85        13.08        9.21        6.00           10.04
      --------------------------------------------------------------------------------------------------------------------------

                                         OPTION 6 (Joint and Survivor Life Annuity)
-----------------------------------------------------------------------------------------------------------------------------
*Adjusted                                            *Adjusted Male Age                                           *Adjusted
 Female    ---------------------------------------------------------------------------------------------------      Female
  Age           50           55           60          65           70           75           80          85           Age
-----------------------------------------------------------------------------------------------------------------------------
   50          4.19         4.27        4.34         4.39         4.43         4.45        4.47         4.48          50
   55          4.32         4.45        4.55         4.64         4.71         4.76        4.79         4.81          55
   60          4.45         4.62        4.79         4.94         5.06         5.14        5.20         5.24          60
   65          4.56         4.79        5.03         5.27         5.47         5.63        5.74         5.82          65

   70          4.65         4.94        5.27         5.61         5.94         6.22        6.44         6.59          70
   75          4.73         5.06        5.46         5.93         6.43         6.90        7.31         7.61          75
   80          4.78         5.15        5.62         6.20         6.87         7.60        8.30         8.89          80
   85          4.81         5.21        5.72         6.39         7.23         8.22        9.29         10.32         85
-----------------------------------------------------------------------------------------------------------------------------

          Information for ages not shown will be furnished on request. *"Adjusted Age" means attained age at last birthday adjusted as follows:

                       Annuity Date       Adjusted Age
                       ------------       ------------
                       Before 1990        Actual age
                       1990 - 1999        Subtract 1 year from actual age
                       2000 - 2009        Subtract 2 years from actual age
                       2010 - 2019        Subtract 3 years from actual age
                       2020 - 2029        Subtract 4 years from actual
                       2030 and after     Subtract 5 years from actual age

                         Family Life Insurance Company
                     Park Place, Seattle, Washington  98101





                      Individual Variable Annuity Contract
                      Flexible Premiums - Nonparticipating